China Architectural Engineering Announces Second Quarter 2009 Financial Results

ZHUHAI, China and NEW YORK, Aug. 17 / China Architectural Engineering, Inc. ("CAE" or the "Company") (Nasdaq: CAEI - News), a leader in the design, engineering, fabrication and installation of high-end building envelope systems, today announced its financial results for the second quarter ended June 30, 2009.

"In light of the unprecedented macro-economic challenges that continue to strain many large project developments worldwide, our top priority during the second quarter of 2009 was to preserve CAE's financial resources and liquidity," commented Mr. Ken Yi Luo, Chairman and Chief Executive Officer of China Architectural Engineering. "We focused on controlling costs and took greater measures to optimize risks associated with overseas opportunities, as we prepare ourselves for an eventual return to growth in the global economy. Case in point, while we strategically chose to continue with the Dubai Metro System project, we withdrew from the Singapore project, as it became evident to us that the Dubai project offers higher profitability and lower receivables risk. Since May, we had also placed considerable emphasis on reallocating our human and capital resources towards the strategic Nine Dragon Resort projects. Despite our deliberate strategic shift, we nevertheless achieved visible milestones in many of our ongoing large projects, including the following:

    * Dubai -- External Building Envelope for Red Line of Dubai Metro Project (Station envelope project)
    * Doha -- Doha High Rise Office Building Project (Building envelope project)
    * USA -- New York 100 11th Street Project (Building envelope project)
    * PRC -- Guangzhou Opera House (Building envelope project)
    * PRC -- Guangzhou Science City Project (Building envelope project)
    * PRC -- Wuhan Race Course Project (Building envelope project)

Second quarter 2009 Results

Revenues from contracts for the second quarter of 2009 were $30.6 million, versus $41.4 million in second quarter of 2008, as the Company proactively halted the large Singapore project mentioned above. Gross profit was $10.0 million, compared to $13.3 million for the same period last year. Despite of the decrease in gross profit, gross margin increased 50 basis points year-over-year to 32.7% from 32.2% in the prior year's period, and sequentially by 1,000 basis points, from 22.5% in the first quarter of 2009. The strong gross margin expansion reflects the Company's increased leverage from its advanced design capabilities and higher design revenue in the mix.

Selling, general and administrative expenses were $6.1 million for the second quarter of 2009, versus $4.6 million a year ago. The increase was primarily due to the expansion of operations, including investments in human capital and other costs associated with the Company's overseas business expansion since 2008. Payroll and related costs accounted for approximately 50% of total operating expenses. Consequently, operating profit income was $3.8 million for the second quarter of 2009, versus $8.8 million a year ago. Accordingly, operating margin was 12.5% for the second quarter of 2009, as compared to 21.2% for the same time last year.

Interest expenses were $1.5 million for the second quarter ended June 30, 2009, an increase of $0.3 million from $1.2 million a year ago. The increase was mainly due to the use of short-term bank loans in the financing of materials purchases.

Income tax expense was nil for the three months ended June 30, 2009 at an effective tax rate of 0%, compared with approximately $70,000 in taxes for the same period of 2008 at an effective tax rate of 0.9%. The Company benefited from zero corporate income tax rate associated with revenues from the Dubai project, its largest ongoing project during 2009.

Net income was $2.5 million, or $0.05 per fully diluted share, for the three months ended June 30, 2009, compared to $7.6 million, or $0.14 per diluted share, for the same period in 2008.

Liquidity and Capital Resources

The Company had an unrestricted cash balance of approximately $7.0 million as of June 30, 2009, as compared to $8.8 million as of March 31, 2009. Net cash used by operating activities was $1.5 million for the three months ended June 30, 2009, compared to net cash used by operating activities of $6.5 million for the second quarter of 2008. Contract receivables increased to $83.6 million from $70.0 million at the end of the first quarter of 2009, reflecting slower customer payments as a result of the worldwide economic crisis.

As of June 30, 2009, the total value of backlog quadrupled sequentially to $550 million, from $136 million in the prior quarter. The backlog includes the previously announced Nine Dragons Resort project, which has a three year duration and represents $500 million of the backlog, in addition, to the Changsha Riverfront Cultural Park Museum and Changsha High Speed Train Station projects. CAE defines backlog as the total anticipated revenue from projects already begun and upcoming projects for which contracts have been signed or awarded and pending signing. With respect to the Nine Dragons Resort project, CAE has signed a framework agreement for the project that includes the estimated overall value of the project, and CAE will enter into separate agreements for each individual sub-project with specific amounts for each sub-project. CAE views backlog as an important statistic in evaluating its level of sales activity and short-term sales trends in its business. It also cautions that backlog is only one indicator and there can be no assurance that the backlog at any point in time will translate into net revenue in any subsequent period.

Business Outlook

Mr. Luo continues, "Despite the difficult global economic environment, we are encouraged by the opportunities in our domestic market. The Chinese government's stimulus plan and new loans have had a strong effect on the macro economy. Economists believe the recovery is happening even faster than the market had expected, and unsurprisingly, we have already begun to see a rise in bidding activities in our government and commercial sectors. In fact, we have won two new municipal projects in China since the beginning of the third quarter. We believe we are well positioned to capture revenue opportunities created by the improving market conditions and growing domestic demand and to strengthen our sources of revenue, increase our high-quality assets, secure long-term profitability, reduce operating risk and maintain steady gross margins. Correspondingly, we are concentrating our resources and capital in the domestic market and leveraging our patented technology, high quality design and extensive experience to further expand our market leadership."

Mr. Luo concludes, "With respect to our key initiatives from the second quarter, we are focused on our Nine Dragon Resort project, which is more in line with our long-term corporate mission. As we have previously mentioned, the Nine Dragon Resort is attractively located in the heart of the Yangtze River Delta, which has a population of over 80 million and is China's long-treasured economic engine with a total GDP of over US$330 billion in 2008. Conveniently, the Resort is just one hour away from three of China's most affluent cities -- Shanghai, Hangzhou and Ningbo. As the Chinese government has pledged to make Shanghai an international financial hub, this area will enjoy a strong inflow of both financial and human capital, which will further drive demand for luxury tourism. In addition, the 2010 World Expo will likely bring a tourism boom to the Shanghai area, as the projected 70 million visitors should trigger a tourism boom in the Yangtze River Delta region. Given all these positive factors, we are very excited about the opportunity to deepen our partnership with the Nine Dragon Resort. We view this as an important milestone for us to strategically diversify our businesses to include design consulting, construction and high end real estate development, as we deepen our competitive advantages and expand our presence in the blossoming real estate and high-end tourism market. We are very confident CAE's core expertise and rich operating experience will well-position us to capture further revenue opportunities arising from the improving market conditions and an expected boom in tourism and tourism property sales in the near future. We believe this natural evolution into high end real estate will further enhance our operating scale and efficiencies, thereby augmenting our revenue growth and return on investment, and ultimately, fulfilling our vision to become the leader in China's fast growing real estate and construction industry."

About China Architectural Engineering

China Architectural Engineering, Inc. (NASDAQ: CAEI - News) is a leader in the design, engineering, fabrication and installation of high-end curtain wall systems, roofing systems, steel construction systems, and eco-energy systems. Founded in 1992, CAEI has maintained its market leadership by providing timely, high-quality, reliable, fully integrated, and cost-effective solutions. Collaborating with world-renowned architects and building engineers, the Company has successfully completed nearly one hundred large, complex and unique projects worldwide, including numerous award-winning landmarks across Asia's major cities.

For further information on China Architectural Engineering, Inc., please visit http://www.caebuilding.com .

Forward-Looking Statements

In addition to historical information, the statements set forth above may include forward-looking statements that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results could differ materially from the expectations contained in forward-looking statements as a result of risks and uncertainties, including, but not limited to, conditions being met for the closing of the Securities Purchase Agreement such as shareholder approval, the Company's plans to enter into real estate development projects such as the Nine Dragons Project, adverse capital and credit market conditions, the vulnerability of the Company's business to a general economic downturn in China and globally; the Company's dependence on government contracts, changes in the laws of the PRC that affect the Company's operations, fluctuation and unpredictability of costs related to the Company's products and services, the Company's dependence on the steel and aluminum markets, reduction or reversal of the Company's recorded revenue or profits due to "percentage of completion" method of accounting and expenses, and costs associated with its convertible bonds, regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's reports and other filings with the Securities and Exchange Commission.

    For more information, please contact:

    Investor Contact:
    ICR:
    Michael Tieu
    Tel:   +86-10-6599-7960
    Email: michael.tieu@icrinc.com

    Bill Zima
    Tel:   +1-203-682-8200
    Email: bill.zima@icrinc.com

--Financial Tables to Follow--

CHINA ARCHITECTURAL ENGINEERING, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE- AND SIX-MONTH PERIODS ENDED JUNE 30, 2009 AND 2008
(STATED IN US DOLLARS)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Contract revenues earned	$30,598,974	$41,380,189	$66,942,038	$66,729,495
Cost of contract revenues earned	(20,647,144)	(28,038,332)	(48,809,377)	(44,942,086)

Gross profit	$9,951,830	$13,341,857	$18,132,661	$21,787,409

Selling, general and administrative expenses	(6,119,798)	(4,590,147)	(12,070,828)	(7,590,572)

Income from operations	$3,832,032	$8,751,710	$6,061,833	$14,196,837

Interest income	46,259	35,242	49,965	42,205
Interest expense	(1,471,835)	(1,197,889)	(2,783,568)	(1,532,026)
Other income	138,619	39,440	160,456	150,602

Income before taxation	$2,545,075	$7,628,503	$3,488,686	$12,857,618

Income tax	—	(69,613)	—	(116,980)
Net Earnings	$2,545,075	$7,558,890	$3,488,686	$12,740,638

Net (earnings)/loss attributable to noncontrolling interests	(1,405)	18,893	(1,405)	10,863
Net earnings attributable to the Company	$2,543,670	$7,577,783	$3,487,281	$12,751,501

Earnings per share:
Basic	$0.05	$0.15	$0.07	$0.25
Diluted	$0.05	$0.14	$0.07	$0.23

Weighted average shares outstanding:
Basic	53,256,874	51,812,477	53,256,874	51,832,946
Diluted	53,256,874	55,549,949	53,256,874	55,550,770

CHINA ARCHITECTURAL ENGINEERING, INC.
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2009 (UNAUDITED) AND DECEMBER 31, 2008
 (STATED IN US DOLLARS)

	June 30,	December 31,
	2009	2008
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$7,042,335	$9,516,202
Restricted cash	6,134,090	7,451,388
Contract receivables, net	83,556,484	71,811,627
Costs and earnings in excess of billings	21,738,634	15,988,920
Job disbursements advances	106,488	2,252,241
Other receivables	13,599,219	18,614,928
Amount due from shareholders	1,468,319	—
Inventories	7,663,118	308,842
Deferred income taxes, current	66,214	3,264
Other current assets	408,397	1,659,307
Total current assets	141,783,298	127,606,719
Non-current assets
Plant and equipment, net	5,000,530	5,852,110
Intangible assets	525,782	50,720
Goodwill	7,995,896	7,995,896
Other non-current asset	—	32,137
TOTAL ASSETS	$155,305,506	$141,537,582
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term bank loans	$4,912,423	$—
Notes payable	—	10,193,088
Accounts payable	33,681,245	35,510,827
Billings over costs and estimated earnings	21,258,062	5,358,527
Amount due to shareholder	—	924,687
Other payables	6,879,704	7,364,816
Income tax payable	2,391,999	2,318,743
Business and other taxes payable	2,917,781	3,304,522
Other Accrual	3,639,745	1,794,879
Total current liabilities	75,680,959	66,770,089
Long term bank loans	145,533	328,285
Convertible bond payable, net	$26,330,959	$24,907,170
TOTAL LIABILITIES	$102,157,451	$92,005,544
Preferred stock, $0.001 par value,10,000,000 shares authorized, 0 shares issued and outstanding at June 30, 2009 and December 31, 2008; Common stock, $0.001 par value, 100,000,000 shares authorized, 53,256,874 shares issued and outstanding at June 30, 2009 and December 31, 2008	$53,257	$53,257
Additional paid in capital	23,043,79	23,043,792
Statutory reserves	3,227,923	3,040,595
Accumulated other comprehensive income	5,597,299	5,443,432
Retained earnings	21,240,374	17,940,421
Total Company shareholders' equity	53,162,645	49,521,497
Noncontrolling interests	(14,590)	10,541
Total shareholders' equity	53,148,055	49,532,038
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$155,305,506	$141,537,582